Exhibit 99.3

FSA Quarterly Letter

from Robert P. Cochran, Chairman and Chief Executive Officer

December 19, 2005

FSA Holdings’ third-quarter earnings release issued today reflects restated results for the years 2001 through 2004 and the first two quarters of 2005. The restatements relate primarily to accounting for economic interest-rate hedges, which are derivatives that do not meet all the technical criteria for hedge accounting under Statement of Financial Accounting Standards No. 133.  As a result of this and the Company’s decision to repatriate 2005 and future earnings of its Bermuda subsidiary, our 2005 third-quarter net income of $73.8 million is 35.4% lower than the restated result for last year’s comparable period, and nine-month net income declined 2.6%.

Operating earnings, which has been redefined to exclude fair value adjustments for both insured credit default swaps and economic interest-rate hedges, reached $82.3 million for the third quarter and $250.1 million for nine months, increases of 8.1% for the third quarter and 9.2% for nine months versus last year’s comparable-period results.  We redefined operating earnings to exclude adjustments for economic hedges because, without hedge accounting, we must mark each interest-rate swap to market but not the asset or liability it is intended to hedge.  Our new definition removes the impact of this one-sided accounting.

Most important, the restatement adjustments do not result in any significant changes in the Company’s overall financial condition or liquidity position, and the increase in earnings in prior periods resulting from the restatement is expected to reverse over time, as we generally intend to maintain the interest-rate hedges on the corresponding fixed-rate assets and liabilities so long as we hold those assets and liabilities.

Turning to business activities, we had a good third quarter.  Strong originations during the period put us slightly ahead of last year’s nine-month pace, and the business continued to be diverse across all three of our core markets. Additionally, we were able to achieve good results without compromising our underwriting standards and pricing discipline.

Excluding refundings and accelerations, third-quarter net premiums earned increased 6.5%, reflecting increases in both municipal and asset-backed earned premiums.  Adjusted book value (ABV) increased to $3.8 billion at September 30, 2005, reflecting growth of approximately 15% over the most recent four quarters.

A surprisingly strong quarter in the U.S. municipal sector

Due to a continuing low long-term interest rate environment, U.S. municipal issuers pushed market volume to a record $309.5 billion for the first nine months of 2005, a 15.1% increase over the same period last year.  Insurance penetration rose to 59%, compared with 54% in last year’s comparable period. Despite the robust issuance, tight spreads and strong competition continued to make this a challenging market for our industry.

FSA produced $176.8 million of municipal present value (PV) premiums in the third quarter of 2005 and $344.7 million in the first nine months, increases of 81.3% and 6.8%, respectively.

Third-quarter municipal PV premiums originated were significantly boosted by the completion of the $1.4 billion Chicago Skyway public-private partnership bond financing, which repaid bridge financing for a consortium led by Cintra Concesiones de Infraestructuras de Transporte, S.A. and Macquarie Infrastructure Group.  The consortium purchased a 99-year concession from the City of Chicago to maintain and update the Skyway. We believe that transactions of this type, based on the European PFI/PPP model, may develop into a major sector of the U.S. municipal market.

Excluding the Skyway, we insured approximately 26% of the par amount of insured new issues originated in the third quarter of 2005.  Our insured volume was well diversified across sectors, with increases in the tax-backed, health care and education sectors.

During the quarter, we also focused on the impact of hurricanes Katrina and Rita on the underlying credits of our insured transactions in Gulf Coast areas, and we continue to monitor the situation closely.  While we have not paid claims to date, our current assessment is that we most likely will experience some payment interruption in the short term with ultimate recovery longer term.

A slowing in the U.S. asset-backed sector during the third quarter

FSA’s U.S. asset-backed PV originations were $51.4 million in the third quarter of 2005, a 48.9% decline from the comparable period last year, which was an unusually high origination quarter.  For the first nine months of this year, PV originations were $171.2 million, a 7.7% decrease from the same period last year.  This is currently a very competitive market with tight spreads.  That said, we managed to find opportunities that we liked across sectors, and we increased originations in the consumer finance and home equity line of credit (HELOC) sectors.   Additionally, a shift in the mix of our asset-backed business to longer duration transactions had a positive effect on PV premiums.

A good quarter in the international sector

We had a good quarter in the international sector, originating $48.4 million of PV premiums, a 39.6% increase over the same quarter last year. For the first nine months, we produced $132.5 million of PV premiums, a decrease of 11.1% from the same period in 2004. With the same conditions constraining our CDO business in Europe as in the U.S., public infrastructure business led the way in the third quarter.  We completed a number of transactions, including enhancing Investissment Quebec on a Canadian aircraft lease securitization and insuring hospital and water, gas and electric utility issues in the U.K. and Australia.  Notably, in the asset-backed market, we closed our first future flow transaction in Europe for the Turkish Garanti Bank. While pricing has become more competitive in international markets, the monoline industry is benefiting from the expansion of public infrastructure and asset-backed financings to a greater number of countries.

Progress in the financial products sector

PV NIM originated in the financial products segment was $38.4 million, a 93.1% increase over 2004’s third quarter, bringing 2005 nine-month PV NIM to $72.5 million, a 37.9% increase over the same period last year.  In addition to municipal guaranteed investment contracts (GICs), we executed several significant structured GICs during the quarter. On the acquisition side, having limited purchases of assets largely to highly liquid short-dated floating rate instruments during the first half of 2005, we took advantage of wider spreads in some sectors to acquire longer term floating-rate assets during the third quarter.  These assets had a very strong credit profile, with 96% rated Triple-A. We will continue to take a very conservative approach to this business.

A Moody’s credit opinion affirming our Aaa rating

In a report dated October 12, 2005, Moody’s said that FSA’s Aaa rating reflects “the limited risk characteristics” of our core financial guaranty business, as well as our “conservative underwriting strategy, strong surveillance and loss mitigation expertise, and good balance of credit enhancement experience in both the municipal finance and structured finance markets.”  It noted “management’s commitment to the Aaa rating.”  The opinion also went on to say that “as a member of the Dexia group, FSA has improved its distribution capabilities and has a relative advantage in the European markets. The company also benefits from its ownership by a strong parent.”

Finally

There is no question that we are going through a challenging period, marked by greater competition from within our industry and from other forms of execution, tight credit spreads and high levels of investor liquidity. At the same time, our opportunities are expanding globally, and we have built the knowledge and expertise to participate in that growth responsibly, as well as to expand our product offerings in markets we currently serve. A good example is the Chicago Skyway transaction, where we were able to bring talent to bear from across our global organization to help create an innovative financing in a new sector of the U.S. market. In both new and traditional markets, our goal is to add value to execution as we provide the strongest Triple-A guaranty for investors in FSA-insured securities.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders’ equity, and PV premiums originated to gross premiums written. This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K/A  for the year ended December 31, 2004. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.